SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number 333-72439



                               Oak Industries Inc.
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             (Exact name of registrant as specified in its charter)


                      1000 Winter Street, Waltham, MA 02451
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                          Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)


                                      None
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                  (Title of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         (X)          Rule 12h-3(b)(1)(ii)               ( )
Rule 12g-4(a)(1)(ii)        ( )          Rule 12h-3(b)(2)(i)                ( )
Rule 12g-4(a)(2)(i)         ( )          Rule 12h-3(b)(2)(ii)               ( )
Rule 12g-4(a)(2)(ii)        ( )          Rule 15d-6                         ( )
Rule 12h-3(b)(1)(i)         (X)

Approximate number of holders of record as of the certification or notice
date:   1
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         Pursuant to the requirements of the Securities Exchange Act of 1934, Oak Industries Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:   January 28, 2000                   By:        /s/ Mela Lew
                                               ---------------------------------
                                               Name:   Mela Lew
                                               Title:  Vice President, General
                                                       Counsel and Secretary